The information in this preliminary pricing supplement is not complete and may be changed.  This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated September 26, 2017
Pricing supplement
To prospectus dated April 15, 2016,
prospectus supplement dated April 15, 2016,
product supplement no. 4-I dated April 15, 2016 and
underlying supplement no. 1-I dated April 15, 2016
Registration Statement Nos. 333-209682 and 333-209682-01 Dated September , 2017 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC
Structured Investments	$ Auto Callable Contingent Interest Notes Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due October 17, 2018 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
General
•
The notes are designed for investors who seek a Contingent Interest Payment if, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Fund or, (2) with respect to the final Review Date, the Final Share Price is greater than or equal to 75.00% of the Initial Share Price, which we refer to as the Interest Barrier.  Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.

•
Investors in the notes should be willing to accept the risk of losing some or all of their principal if a Trigger Event (as defined below) has occurred and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates.  Contingent Interest Payments should not be viewed as periodic interest payments.

•
The notes will be automatically called if the closing price of one share of the Fund on any Review Date (other than the final Review Date) is greater than or equal to the Initial Share Price.  The earliest date on which an automatic call may be initiated, is January 11, 2018.

•
The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
Key Terms
Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Fund:	The SPDR® S&P® Oil & Gas Exploration & Production ETF (Bloomberg ticker: XOP)
Contingent Interest Payments:
If the notes have not been automatically called and (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Fund on that Review Date or, (2) with respect to the final Review Date, the Final Share Price is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $27.00*.
If (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Fund on that Review Date or, (2) with respect to the final Review Date, the Final Share Price is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.
* The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $27.00 per $1,000 principal amount note.

Interest Barrier / Trigger Level:	An amount that represents 75.00% of the Initial Share Price
Automatic Call:
If, with respect to any Review Date (other than the final Review Date), the closing price of one share of the Fund is greater than or equal to the Initial Share Price, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.

Payment at Maturity:
If the notes have not been automatically called and a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.

If the notes have not been automatically called and a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price is less than the Initial Share Price.  Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Fund Return)
If the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 25.00% of the principal amount of your notes at maturity and could lose all of the principal amount of your notes at maturity.

Trigger Event:	A Trigger Event occurs if the Final Share Price (i.e., the arithmetic average of the closing prices of one share of the Fund on the Ending Averaging Dates) is less than the Trigger Level.
Fund Return:	(Final Share Price – Initial Share Price) Initial Share Price
Initial Share Price:	The closing price of one share of the Fund on the Pricing Date
Final Share Price:	The arithmetic average of the closing prices of one share of the Fund on the Ending Averaging Dates
Share Adjustment Factor:
The Share Adjustment Factor is referenced in determining the closing price of one share of the Fund and is set initially at 1.0 on the Pricing Date.  The Share Adjustment Factor is subject to adjustment upon the occurrence of certain events affecting the Fund.  See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.

Pricing Date:	On or about September 29, 2017
Original Issue Date (Settlement Date):	On or about October 4, 2017
Review Dates†:	January 11, 2018, April 12, 2018, July 12, 2018 and October 12, 2018 (final Review Date)
Ending Averaging Dates†:	October 8, 2018, October 9, 2018, October 10, 2018, October 11, 2018 and the final Review Date
Interest Payment Dates†:	January 17, 2018, April 17, 2018, July 17, 2018 and the Maturity Date
Call Settlement Date†:	If the notes are automatically called on any Review Date (other than the final Review Date), the first Interest Payment Date immediately following that Review Date
Maturity Date†:	October 17, 2018
CUSIP:	48129HBC0
†
Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement” and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)
J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  In no event will these selling commissions exceed $10.00 per $1,000 principal amount note.  See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $973.30 per $1,000 principal amount note.  The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $960.00 per $1,000 principal amount note.  See “The Estimated Value of the Notes” in this pricing supplement for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.
You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, and the more detailed information contained in the accompanying product supplement and underlying supplement.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Product supplement no. 4-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012644/crt_dp64831-424b2.pdf
•	Underlying supplement no 1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.  As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF	PS-1

What Are the Payments on the Notes, Assuming a Range of Performances for the Fund?
If the notes have not been automatically called and, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Fund or, (2) with respect to the final Review Date, the Final Share Price is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $27.00.  The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $27.00 per $1,000 principal amount note.  If, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Fund or, (2) with respect to the final Review Date, the Final Share Price is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.  We refer to the Interest Payment Date immediately following any Review Date on which the closing price of one share of the Fund or Final Share Price, as applicable, is less than the Interest Barrier as a “No-Coupon Date.”  The following table assumes a Contingent Interest Payment of $27.00 per $1,000 principal amount note and illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes depending on how many No-Coupon Dates occur.
Number of No-Coupon Dates	Total Contingent Coupon Payments
0 No-Coupon Date	$108.00
1 No-Coupon Date	$81.00
2 No-Coupon Dates	$54.00
3 No-Coupon Dates	$27.00
4 No-Coupon Dates	$0.000
The following table illustrates the hypothetical payments on the notes in different hypothetical scenarios.  Each hypothetical payment set forth below assumes an Initial Share Price of $34, an Interest Barrier and a Trigger Level of $25.50 (equal to 75.00% of the hypothetical Initial Share Price) and a Contingent Interest Payment of $27.00.  The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $27.00 per $1,000 principal amount note.  Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.
	Review Dates Prior to the Final Review Date		Final Review Date
Closing Price of One Share of the Fund	Appreciation / Depreciation of the Fund at Review Date	Payment on Interest Payment Date or Call Settlement Date (1)(2)	Final Share Price	Appreciation / Depreciation of the Fund at Final Review Date	Payment at Maturity If a Trigger Event Has Not Occurred (2)(3)	Payment at Maturity If a Trigger Event Has Occurred (3)
$61.2000	80.00%	$1,027.00	$61.2000	80.00%	$1,027.00	N/A
$57.8000	70.00%	$1,027.00	$57.8000	70.00%	$1,027.00	N/A
$54.4000	60.00%	$1,027.00	$54.4000	60.00%	$1,027.00	N/A
$51.0000	50.00%	$1,027.00	$51.0000	50.00%	$1,027.00	N/A
$47.6000	40.00%	$1,027.00	$47.6000	40.00%	$1,027.00	N/A
$44.2000	30.00%	$1,027.00	$44.2000	30.00%	$1,027.00	N/A
$40.8000	20.00%	$1,027.00	$40.8000	20.00%	$1,027.00	N/A
$39.1000	15.00%	$1,027.00	$39.1000	15.00%	$1,027.00	N/A
$37.4000	10.00%	$1,027.00	$37.4000	10.00%	$1,027.00	N/A
$35.7000	5.00%	$1,027.00	$35.7000	5.00%	$1,027.00	N/A
$34.0000	0.00%	$1,027.00	$34.0000	0.00%	$1,027.00	N/A
$32.3000	-5.00%	$27.00	$32.3000	-5.00%	$1,027.00	N/A
$30.6000	-10.00%	$27.00	$30.6000	-10.00%	$1,027.00	N/A
$27.2000	-20.00%	$27.00	$27.2000	-20.00%	$1,027.00	N/A
$25.5000	-25.00%	$27.00	$25.5000	-25.00%	$1,027.00	N/A
$25.4966	-25.01%	N/A	$25.4966	-25.01%	N/A	$749.90
$23.8000	-30.00%	N/A	$23.8000	-30.00%	N/A	$700.00
$20.4000	-40.00%	N/A	$20.4000	-40.00%	N/A	$600.00
$17.0000	-50.00%	N/A	$17.0000	-50.00%	N/A	$500.00
$13.6000	-60.00%	N/A	$13.6000	-60.00%	N/A	$400.00
$10.2000	-70.00%	N/A	$10.2000	-70.00%	N/A	$300.00
$6.8000	-80.00%	N/A	$6.8000	-80.00%	N/A	$200.00
$3.4000	-90.00%	N/A	$3.4000	-90.00%	N/A	$100.00
$0.0000	-100.00%	N/A	$0.0000	-100.00%	N/A	$0.00
(1)   The notes will be automatically called if the closing price of one share of the Fund on any Review Date (other than the final Review Date) is greater than or equal to the Initial Share Price.
(2)   You will receive a Contingent Interest Payment in connection with a Review Date if, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Fund or, (2) with respect to the final Review Date, the Final Share Price is greater than or equal to the Interest Barrier.
(3)    A Trigger Event occurs if the Final Share Price (i.e., the arithmetic average of the closing prices of one share of the Fund on the Ending Averaging Dates) is less than the Trigger Level.

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF	PS-2

Hypothetical Examples of Amounts Payable on the Notes
The following examples illustrate how payments on the notes in different hypothetical scenarios are calculated.
Example 1: The price of one share of the Fund increases from the Initial Share Price of $34 to a closing price of $40.80 on the first Review Date.  Because the closing price of one share of the Fund on the first Review Date is greater than the Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the first Review Date.  In addition, because the closing price of one share of the Fund on the first Review Date is greater than the Initial Share Price, the notes are automatically called.  Accordingly, the investor receives a payment of $1,027 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $27 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.
Example 2: A Contingent Interest Payment is paid in connection with one of the Review Dates preceding the third Review Date, the closing price of one share of the Fund is less than the Initial Share Price of $34 on each of the Review Dates preceding the third Review Date and the price of one share of the Fund increases from the Initial Share Price of $34 to a closing price of $40.80 on the third Review Date.  The investor receives a payment of $27 per $1,000 principal amount note in connection with one of the Review Dates preceding the third Review Date, but the notes are not automatically called on any of the Review Dates preceding the third Review Date because the closing price of one share of the Fund is less than the Initial Share Price on each of the Review Dates preceding the third Review Date.  Because the closing price of one share of the Fund on the third Review Date is greater than the Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the third Review Date.  In addition, because the closing price of one share of the Fund on the third Review Date is greater than the Initial Share Price, the notes are automatically called.  Accordingly, the investor receives a payment of $1,027 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $27 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.  As a result, the total amount paid on the notes over the term of the notes is $1,054 per $1,000 principal amount note.
Example 3: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the price of one share of the Fund increases from the Initial Share Price of $34 to a Final Share Price of $40.80 — A Trigger Event has not occurred.  The investor receives a payment of $27 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date.  Because the notes are not automatically called prior to maturity and a Trigger Event has not occurred, the investor receives at maturity a payment of $1,027 per $1,000 principal amount note.  This payment consists of a Contingent Interest Payment of $27 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.  The total amount paid on the notes over the term of the notes is $1,108 per $1,000 principal amount note.  This represents the maximum total payment an investor may receive over the term of the notes.
Example 4: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with two of the Review Dates preceding the final Review Date and the price of one share of the Fund decreases from the Initial Share Price of $34 to a Final Share Price of $25.50 — A Trigger Event has not occurred.  The investor receives a payment of $27 per $1,000 principal amount note in connection with two of the Review Dates preceding the final Review Date.  Because the notes are not automatically called prior to maturity and a Trigger Event has not occurred, even though the Final Share Price is less than the Initial Share Price, the investor receives at maturity a payment of $1,027 per $1,000 principal amount note.  This payment consists of a Contingent Interest Payment of $27 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.  The total amount paid on the notes over the term of the notes is $1,081 per $1,000 principal amount note.
Example 5: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the price of one share of the Fund decreases from the Initial Share Price of $34 to a Final Share Price of $13.60 — A Trigger Event has occurred.  The investor receives a payment of $27 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date.  Because the notes are not automatically called prior to maturity, a Trigger Event has occurred and the Fund Return is -60%, the investor receives a payment at maturity of $400 per $1,000 principal amount note, calculated as follows:
$1,000 + ($1,000 × -60%) = $400
The total value of the payments on the notes over the term of the notes is $481 per $1,000 principal amount note.
Example 6: The notes are not automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the price of one share of the Fund decreases from the Initial Share Price of $34 to a Final Share Price of $10.20 — A Trigger Event has occurred.  Because the notes are not automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date, a Trigger Event has occurred and the Fund Return is -70%, the investor receives no payments over the term of the notes, other than a payment at maturity of $300 per $1,000 principal amount note, calculated as follows:
$1,000 + ($1,000 × -70%) = $300
The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF	PS-3

Selected Purchase Considerations
•
CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each Review Date of at least $27.00* per $1,000 principal amount note.  If the notes have not been automatically called and, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Fund or, (2) with respect to the final Review Date, the Final Share Price is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date a Contingent Interest Payment for that Review Date.  If, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Fund or, (2) with respect to the final Review Date, the Final Share Price is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.  If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date.  Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.

* The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $27.00 per $1,000 principal amount note.
•
POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of one share of the Fund on any Review Date (other than the final Review Date) is greater than or equal to the Initial Share Price, your notes will be automatically called prior to the Maturity Date.  Under these circumstances, you will receive a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Dates.  Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•
THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred.  However, if the notes have not been automatically called and a Trigger Event has occurred, you will lose some or all of the principal amount of your notes at maturity.

•
RETURN LINKED TO THE SPDR® S&P® OIL & GAS EXPLORATION & PRODUCTION ETF — The SPDR® S&P® Oil & Gas Exploration & Production ETF is an exchange-traded fund of SPDR® Series Trust, a registered investment company, that seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of an index derived from the oil and gas exploration and production segment of a U.S. total market composition index, which we refer to as the Underlying Index with respect to the SPDR® S&P® Oil & Gas Exploration & Production ETF.  The Underlying Index with respect to the SPDR® S&P® Oil & Gas Exploration & Production ETF is currently the S&P® Oil & Gas Exploration & Production Select IndustryTM Index.  The S&P® Oil & Gas Exploration & Production Select IndustryTM Index is a modified equal-weighted index that is designed to measure the performance of the following GICS® sub-industries of the S&P Total Market Index: integrated oil & gas; oil & gas exploration & mining; and oil & gas refining & marketing.  For additional information about the Fund, see “Fund Descriptions — The SPDR® S&P® Industry ETFs” in the accompanying underlying supplement.

•
TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I.  In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement.  Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).  If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.
Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF	PS-4

871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”).  Additionally, the applicable regulations exclude from the scope of Section 871(m) instruments issued in 2017 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.
FATCA.  Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the notes are recharacterized, in whole or in part, as debt instruments, or Contingent Interest Payments if they are otherwise treated as FDAP Income).  Under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) of a taxable disposition, including an early redemption or redemption at maturity, of the notes.  You should consult your tax adviser regarding the potential application of FATCA to the notes.
In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.
Selected Risk Considerations
An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Fund, the Underlying Index or any of the component securities of the Fund or the Underlying Index.  These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement.
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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal.  If the notes have not been automatically called and a Trigger Event has occurred, you will lose 1% of the principal amount of your notes at maturity for every 1% that the Final Share Price is less than the Initial Share Price.  Under these circumstances, you will lose more than 25.00% of your principal amount at maturity and could lose all of the principal amount of your notes at maturity.

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THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of the Fund.  Contingent Interest Payments should not be viewed as periodic interest payments.  If the notes have not been automatically called and if, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Fund or, (2) with respect to the final Review Date, the Final Share Price is greater than or equal to the Interest Barrier, we will make a Contingent Interest Payment with respect to that Review Date.  If, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Fund or, (2) with respect to the final Review Date, the Final Share Price is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date and the Contingent Interest Payment that would otherwise have been payable with respect to that Review Date will not be accrued and subsequently paid.  Accordingly, if, (1) with respect to each Review Date (other than the final Review Date), the closing price of one share of the Fund and, (2) with respect to the final Review Date, the Final Share Price is less than the Interest Barrier, you will not receive any Contingent Interest Payments over the term of the notes.

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CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes.  If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities.  Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements.  As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes.  If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

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THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that might have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive on the applicable Call Settlement Date $1,000 plus the Contingent Interest Payment applicable to the relevant Review Date.

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REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately three months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the

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notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.
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THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION OF THE FUND — The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation of the Fund, which may be significant.  You will not participate in any appreciation of the Fund.  Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Fund during the term of the notes.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes.  In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

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THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON THE FINAL ENDING AVERAGING DATE— If the Final Share Price is less than the Trigger Level and the notes have not been automatically called, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation of the Fund from the Initial Share Price to the Final Share Price.

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THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors.  The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “The Estimated Value of the Notes” in this pricing supplement.

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THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set.  This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.  See “The Estimated Value of the Notes” in this pricing supplement.

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THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “The Estimated Value of the Notes” in this pricing supplement.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances.  See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you.  See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

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The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.  See “— Lack of Liquidity” below.
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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of the Fund, including:

•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility of the Fund;
•	the time to maturity of the notes;
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whether the closing price of one share of the Fund or Final Share Price, as applicable, has been, or is expected to be, less than the Interest Barrier on any Review Date and whether a Trigger Event is expected to occur;

•	the likelihood of an automatic call being triggered;
•	the dividend rates on the Fund and the equity securities held by the Fund;
•	interest and yield rates in the market generally;
•	the occurrence of certain events relating to the Fund that may or may not require an adjustment to the Share Adjustment Factor; and
•	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.
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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or securities held by the Fund or included in the Underlying Index would have.

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THERE ARE RISKS ASSOCIATED WITH THE FUND — Although the shares of the Fund are listed for trading on a securities exchange and a number of similar products have been traded on securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market.  The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results.  These constraints could adversely affect the market price of the shares of the Fund, and consequently, the value of the notes.

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THE PERFORMANCE AND MARKET VALUE OF THE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THE FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE — The Fund does not fully replicate its Underlying Index and may hold securities different from those included in its Underlying Index.  In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index.  All of these factors may lead to a lack of correlation between the performance of the Fund and its Underlying Index.  In addition, corporate actions with respect to the equity securities underlying the Fund (such as mergers and spin-offs) may impact the variance between the performances of the Fund and its Underlying Index.  Finally, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.

During periods of market volatility, securities underlying the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected.  This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund.  Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund.  As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund.  For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.
•	RISKS ASSOCIATED WITH THE OIL AND GAS EXPLORATION AND PRODUCTION INDUSTRY —
All or substantially all of the equity securities held by the Fund are issued by companies whose primary line of business is directly associated with the oil and gas exploration and production industry.  As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers.  Issuers in energy-related industries can be significantly affected by fluctuations in energy prices and supply and demand of energy fuels.  Markets for various energy-related commodities can have significant volatility, and are subject to control or manipulation by large producers or purchasers.  Companies in the energy sector may need to make substantial expenditures, and to incur significant amounts of debt, in order to maintain or expand their reserves.  Oil and gas companies develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general.  The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these

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companies.  Correspondingly, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies.  Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the Fund’s performance.  Oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions. These companies may be at risk for environmental damage claims.  These factors could affect the oil and gas exploration and production industry and could affect the value of the equity securities held by the Fund and the price of the Fund during the term of the notes, which may adversely affect the value of your notes.
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THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund.  However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

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VOLATILITY RISK — Greater expected volatility with respect to the Fund indicates a greater likelihood as of the Pricing Date that the closing piece of one share of the Fund or the Initial Share Price, as applicable, could be below the Interest Barrier on any Review Date or below the Trigger Level on the Final Review Date.  The Fund’s volatility, however, can change significantly over the term of the notes.  The price of one share of the Fund could fall sharply at any time during the term of the notes, which could result in the loss of one or more, or all, Contingent Interest Payments or a significant loss of principal.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement.  In particular, each of the estimated value of the notes and the Contingent Interest Payment will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement.  Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Contingent Interest Payment.

Historical Information
The following graph sets forth the historical performance of the Fund based on the weekly historical closing prices of one share of the Fund from January 6, 2012 through September 22, 2017.  The closing price of one share of the Fund on September 25, 2017 was $33.98.  We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The closing prices may have been adjusted by Bloomberg for actions taken by the Fund, such as stock splits.
The historical prices of one share of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Fund on the Pricing Date, any Ending Averaging Date or any Review Date, including the final Review Date.  There can be no assurance that the performance of the Fund will result in the return of any of your principal amount at maturity or the payment of any interest.

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The Estimated Value of the Notes
The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.  The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.
The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes.  See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.
Secondary Market Prices of the Notes
For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”
Supplemental Use of Proceeds
The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “What Are the Payments on the Notes, Assuming a Range of Performances for the Fund?” and “Hypothetical Examples of Amounts Payable on the Notes” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF” in this pricing supplement for a description of the market exposure provided by the notes.
The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.
Supplemental Plan of Distribution
We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”).  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

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